EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

SmartFinancial, Inc.

Knoxville, Tennessee

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-219159, 333-203449, 333-208819, 333-131006 and 333-113314, etc.) and on Form S-3 (Nos. 333-271849 and 333-239479) of SmartFinancial, Inc. (Company) of our report dated March 17, 2025 on our audit of the consolidated financial statements of the Company as of December 31, 2024 and 2023, and each of the years in the three-year period ended December 31, 2024, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 17, 2025 on our audit of the internal control over financial reporting of the Company as of December 31, 2024, which report is included in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP

Louisville, Kentucky

March 17, 2025